Exhibit 5(iv)

                           PERPETUAL GLOBAL PORTFOLIO
                                       of
                                THE MENTOR FUNDS

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         This Management Contract dated as of February 1, 1998 between THE MENTOR FUNDS, a Massachusetts business trust (the "Trust"), and MENTOR
    PERPETUAL   ADVISORS,   LLC,  a  Virginia  limited  liability  company  (the
    "Manager").

         WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

    1.  SERVICES TO BE RENDERED BY THE MANAGER TO TRUST.

         (a) The Manager, at its expense, will furnish continuously an investment program for the series of shares of beneficial interest of the Trust designated for such purpose by the Trustees (the "Portfolio"), will determine what investments shall be purchased, held, sold, or exchanged by each of the Portfolios and what portion, if any, of the assets of a Portfolio shall be held uninvested and shall, on behalf of each Portfolio, make changes in the Portfolio's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and each Portfolio's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

         (b) The Manager, at its expense, except as such expense is paid by the Trust as provided in Section 1(d), will furnish all necessary investment and related management facilities, including, salaries of personnel, required for it to execute its duties faithfully. The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Contract.

         (c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for each Portfolio's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall give primary consideration to securing for each Portfolio the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.


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    In doing so, the Manager,  bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and
    the  quality  of  service   rendered  by  the  broker  or  dealer  in  other
    transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Portfolio and to other clients of the Manager as to which the Manager exercises investment discretion.

         (d) The Trust, on behalf of the Portfolio, hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of each Portfolio which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and each Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         (e) The Manager shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

    2.  OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

    3.  COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.


         As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, each Portfolio shall pay the Manager, as promptly as possible after the last day of each month, a fee, calculated daily, of 1.10% annually of the Portfolio's average daily net assets up to $75 million, and 1.00% annually of the Portfolio's average daily net assets

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

    over $75 million. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement in respect of the Portfolio, and shall constitute a full payment of the fee due the Manager for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Portfolio shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Trustees. Each such payment shall be accompanied by a report of the Trust prepared either by the Trust or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

    4.  ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Portfolio, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

    5.  EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

         (a) Either party hereto may at any time terminate this Contract as to one or more Portfolios or as to the Trust as a whole by not more than sixty days nor less than thirty days written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

         (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of any Portfolio, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate (as to the Trust as a whole or as to the affected Portfolio, as the case may be) at the close of business on January 31, 2000 or the expiration of one year from the effective date of the last such continuance, whichever is later.

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

         Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the affected Portfolio.

         Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

    6.  CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of a Portfolio means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Portfolio entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person", "control", "interested person," and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

    7.  NON-LIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.


    8.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

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         IN WITNESS WHEREOF, THE MENTOR FUNDS and PERPETUAL INVESTMENT ADVISERS,
    INC., have each caused this instrument to be signed in duplicate in its behalf by its President or Vice President thereunto duly authorized, all as of the day and year first above written.


                                THE MENTOR FUNDS
                                on behalf of PERPETUAL GLOBAL PORTFOLIO


                                By:____________________________

                                MENTOR PERPETUAL ADVISORS, LLC


                                By:___________________________

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